Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Participants and Administrator of

The FirstBank 401(k) Retirement Plan for Residents

of the U.S. Virgin Islands and the United States of America:

We consent to the incorporation by reference in the registration statement (No. 333-106661) on Form S-8 of First BanCorp. of our report dated June 29, 2015, with respect to the statements of net assets available for benefits of The FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands and the United States of America as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, and the supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2014, and Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2014 which report appears in the December 31, 2014 annual report for Form 11-K of The FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands and the United States of America.

/s/ KPMG LLP

San Juan, Puerto Rico

June 29, 2015